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                             WESTPOINT STEVENS INC.

EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                      ------------------------
                                                        1997       1996
                                                      --------    ------
Primary:
Average shares outstanding                             31,011      31,513


Shares issuable under 1995 Key Employee Stock
      Bonus Plan                                           48          78

Net effect of dilutive stock options - based on
      the treasury stock method
      using average  market price                         631         378
                                                      -------     -------

Total                                                  31,690      31,969
                                                      =======     =======

Net income                                            $10,108     $ 7,976
                                                      =======     =======

Per share amount                                      $   .32     $   .25
                                                      =======     =======




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